Exhibit 99.1

             Sanchez Exceeds Fourth Quarter Revenue Guidance and
                 Posts Record Annual Revenue of $96.4 Million

    MALVERN, Pa., Feb. 10 /PRNewswire-FirstCall/ -- Sanchez Computer Associates Inc. (Nasdaq: SCAI) today reported the company exceeded its quarterly revenue and met its previously disclosed earnings estimates with revenue of $24.2 million and a net loss of $755,000, or $(0.03) per share for the fourth quarter ended Dec. 31, 2003. In addition, the company reported 2003 annual revenues increased by $3.4 million to a record high of $96.4 million from $93.0 million achieved in 2002. The company also reported an annual net loss of $10.2 million, or $(0.38) per share, which included a $9.5 million impairment charge, compared to 2002's annual net earnings of $3.9 million, or $0.15 per share.

    When comparing fourth quarter 2003 to fourth quarter 2002, revenues decreased approximately 7 percent to $24.2 million from $26.1 million. The company reported a net loss of $755,000, or $(0.03) per share in 2003's fourth quarter compared to net earnings of $2.1 million, or $0.08 per share reported in 2002's fourth quarter. In an effort to improve future operating margin performance, during 2003's fourth quarter the company took steps to reduce its cost base by approximately $8.0 million annually. As part of this process, the company reduced its workforce and implemented broad-based salary reductions. As a result, the company took a restructuring charge of approximately $1.3 million in the fourth quarter of 2003 primarily related to employee severance costs.

    On Jan. 28, Sanchez announced it signed a merger agreement with Fidelity National Financial Inc. (NYSE: FNF), a Fortune 500 provider of products and outsourced services and solutions to financial institutions and the real estate industry. Pursuant to the agreement, Fidelity Information Services Inc., which is a subsidiary of FNF, has agreed to acquire all of Sanchez's common stock for an amount equal to $6.50 per share. The consummation of the merger is subject to customary conditions, including Sanchez shareholder approval and certain regulatory approvals. The consideration will be paid in cash and FNF stock.

    Divisional Reporting

    Based on the company's divisional unit reporting structure, implemented in 2003's first quarter, the company's Banking Solutions Division reported fourth quarter 2003 revenue of $8.6 million and annual revenues of $36.5 million for 2003. Revenues from this division are generated from software licenses, enhancement fees and maintenance fees.

    The Wealth Management Division reported fourth quarter 2003 revenue of $2.4 million and annual revenues of $10.4 million for 2003. Revenues from this division are generated from software licenses, enhancement fees and maintenance fees derived from wealth management products.

    The Outsourcing Division reported fourth quarter 2003 revenue of $6.3 million, and annual revenues of $23.7 million for 2003. Revenues from this division are generated from fees for processing and services provided to clients using the outsourcing platform.

    The Global Services Division reported fourth quarter 2003 revenue of $5.8 million, and annual revenues of $21.2 million for 2003. Revenues from this division are generated from fees related to banking implementations, product customization projects, training, project management and consulting.

    2003 Highlights

    For 2003, the company had many additional highlights, which included:

    -- The Charles Schwab Corporation launched its direct bank, Charles
       Schwab Bank, N.A., on a Sanchez outsourcing solution incorporating the full suite of Sanchez bank technology and operations infrastructure solutions.
    -- ING Direct U.K. became the sixth ING Direct bank to launch its direct savings business on the Sanchez Profile(TM) real-time, transaction processing solution.
    -- Sanchez became the first financial services software vendor in the world to have a core bank processing system run in a production environment on the Linux operating system when First Mortgage KFT of Hungary went live with the solution.
    -- Sumitomo Mitsui Banking Corporation (SMBC), one of the world's largest banking institutions, migrated its Paris corporate banking operations to a Sanchez solution. The migration of the Paris operations marked SMBC's fifth Sanchez Profile implementation.
    -- Warsaw, Poland-based Bank DZ, formerly Bank Amerykanski w Polsce S.A., implemented a Sanchez banking solution.
    -- RBC Financial Group, Canada's largest financial institution and a leading North American diversified financial services company, went live with Sanchez Funds, a comprehensive mutual fund order management system. Approximately 1,600 RBC financial planners and relationship advisors at 1,300 domestic branches now provide third-party mutual fund order management services using Sanchez Funds.

    Conference Call Information

    The company has scheduled a conference call today at 5 p.m. Eastern Standard Time (EST) to discuss the results and expectations for future performance. For listen-only access to the conference call, please call the toll-free conference number, 800-223-9488, by 4:50 p.m. EST, and reference the conference ID - "Sanchez." Alternatively, to listen to the call on the Web, go to the Sanchez Web site, www.sanchez.com, and click on the link provided on the home page. Please do this at least 15 minutes prior to the call (4:45 p.m. EST) to register, download and install any necessary audio software. For those who cannot listen to the Web broadcast, it will be posted on the company's Web site two hours after the call is completed and will remain on the site through March 1. A telephone replay also will be available two hours after the conference call through Feb. 24, and can be accessed by calling toll-free: 800-839-4198. In addition, a transcript will be available 48 hours later and will be posted on the company's Web site.

    About Sanchez

    Sanchez Computer Associates Inc. (Nasdaq: SCAI), headquartered in Malvern, Pa., is a global leader in developing software and services that provide banking, securities, customer integration, wealth management and outsourcing solutions to nearly 400 financial institutions in 22 countries. For more information, visit www.sanchez.com.

    This press release does not constitute an offer of any securities for sale or a solicitation of a proxy. In connection with the proposed transaction, FNF and Sanchez will file a registration statement, prospectus and proxy statement with the Securities and Exchange Commission. INVESTORS AND SHAREHOLDERS ARE ADVISED TO READ THESE AND ALL RELATED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of the registration statement, prospectus, proxy statement, and related documents when they become available from the Securities and Exchange Commission's web site at http://www.sec.gov. Free copies of these documents may also be obtained at Sanchez's website at www.sanchez.com and at FNF's website at www.fnf.com. In addition to the registration statement, prospectus and proxy statement, Sanchez and FNF file annual, quarterly and current reports, proxy statements and information with the SEC. You may read and copy any reports, statements or other information filed by Sanchez or FNF at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the commission's other public reference rooms in New York, N.Y. and Chicago, Ill. Please call the SEC at 800-SEC-0330 for further information on the public reference rooms. Sanchez and FNF filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the commission at www.sec.gov. This news release contains forward-looking statements about Sanchez and may include, without limitation, statements concerning Sanchez's expectations of the impact of 2003's fourth quarter restructuring charge on the company's performance and the expected benefit of the cost-reduction plans. When used in this news release, the words "anticipate," "estimate," "expect," "intend," "plan," "project" and variations of these words and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in any such forward-looking statement due to a variety of factors including those identified in the company's Form 10-K for 2002, which was filed with the Securities and Exchange Commission
(SEC) on March 31, 2003, and other Sanchez filings with the SEC. The company assumes no obligation to update any forward-looking statements. Sanchez and Sanchez Profile are trademarks of Sanchez Computer Associates Inc. All other company and product names may be trademarks of their respective organizations.


                      SANCHEZ COMPUTER ASSOCIATES, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                          (all amounts in thousands)

                                     December 31,2003    December 31,2002

    Cash and cash equivalents              $28,539            $31,572
    Accounts receivable, net                12,715             14,138
    Contracts in process                     3,244              4,851
    Deferred product and service expense    10,252              8,343
    Other current assets                     2,360              7,092
        Total current assets                57,110             65,996

    Property and equipment, net              4,193              5,528
    Deferred product and service expense     3,005             11,496
    Goodwill and intangibles, net           25,953             32,350
    Other non-current assets                11,477              5,727
        Total assets                      $101,738           $121,097


    Deferred product and
     service revenue                       $23,745            $22,804
    Other current liabilities               11,369             13,388
        Total current liabilities           35,114             36,192

    Deferred product and
     service revenue                         3,878             18,150
    Other non-current liabilities              521                 --
    Minority interest                          233                209
    Shareholders' equity                    61,992             66,546
       Total liabilities and
        shareholders' equity              $101,738           $121,097

    Note: Certain amounts have been reclassified to conform to the current presentation.

                      SANCHEZ COMPUTER ASSOCIATES, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
           (all amounts in thousands, except for per share amounts)

                             Three Months Ended         Twelve Months Ended
                                December 31,               December 31,

                              2003       2002            2003        2002
    Revenues
      Products              $4,300      $8,230         $22,673     $18,728
      Services               8,229       7,105          28,789      32,207
      Processing             4,589       4,596          18,426      18,431
      Software maintenance
       fees and other        5,938       5,203          21,933      18,207
      Customer
       reimbursements        1,144       1,011           4,583       5,445
    Total revenues          24,200      26,145          96,404      93,018

    Operating expenses
      Product development    5,443       4,178          21,563      15,555
      Product support        1,548       1,732           6,451       6,149
      Services               6,257       5,228          22,935      19,923
      Processing             4,142       3,992          16,241      16,294
      Sales and marketing    3,007       3,761          12,955      13,056
      General, administrative
       and other             2,946       2,809          11,786      11,043
      Customer
       reimbursements        1,144       1,011           4,583       5,445
      Impairment charge         --          --           9,500          --
      Restructuring
       charge                1,328          --           1,644         752
    Total operating
     expenses               25,815      22,711         107,658      88,217

    Earnings (loss)
     from operations        (1,615)      3,434         (11,254)      4,801
    Interest income, net        61          85             280         975
    Gain (loss) on investment   --        (393)            156        (393)
    Foreign exchange            40          26            (154)        160
    Earnings (loss) before
     income taxes           (1,514)      3,152         (10,972)      5,543
    Income tax provision
     (benefit)                (759)      1,040            (736)      1,669

    Net earnings (loss)      $(755)     $2,112        $(10,236)     $3,874

    Basic earnings (loss)
     per average
     common share           $(0.03)      $0.08          $(0.38)      $0.15

    Diluted earnings
     (loss) per average
     common share           $(0.03)      $0.08          $(0.38)      $0.15

    Weighted-average common
     shares outstanding     26,933      26,677          26,843      26,312

    Weighted-average common
     and dilutive shares
     outstanding            26,933      26,984          26,843      26,654

    Note: Certain amounts have been reclassified to conform to the current presentation.

    Contacts:  Todd Pittman                  Greg Ryan
               Chief Financial Officer       Investor Relations Officer
               Tel: 1-610-578-4100           Tel: 1-610-578-4252
               Fax: 1-610-296-7371           Fax: 1-610-296-7371
               todd.pittman@sanchez.com      greg.ryan@sanchez.com

SOURCE  Sanchez Computer Associates, Inc.
    -0-                             02/10/2004
    /CONTACT: Todd Pittman, Chief Financial Officer, +1-610-578-4100, +1-610-296-7371, todd.pittman@sanchez.com; or Greg Ryan, Investor Relations Officer, +1-610-578-4252, Fax: +1-610-296-7371, greg.ryan@sanchez.com, both of
Sanchez Computer Associates/
    /Web site:  http://www.fnf.com /
    /Web site:  http://www.sanchez.com /
    (SCAI FNF)

CO: Sanchez Computer Associates, Inc.; Fidelity National Financial Inc.; Fidelity Information Services Inc.
ST:  Pennsylvania
IN:  STW MLM CPR FIN
SU:  ERN TNM MAV CCA